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                            March 30, 2021

       Phillip Fain
       Chief Financial Officer
       ULTRALIFE CORP
       2000 Technology Parkway
       Newark, NY 14513

                                                        Re: ULTRALIFE CORP
                                                            Registration
Statement on Form S-3
                                                            Filed March 30,
2021
                                                            File No. 333-254846

       Dear Mr. Fain:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Kevin
Stertzel at (202) 551-3723 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing